BRITISH COLUMBIA
The Best Place on Earth

Number: BC0686829

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that DEVONSHIRE RESOURCES LTD. changed its name to GOLD STANDARD VENTURES CORP. on November 18, 2009 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 18, 2009

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada